Exhibit 99

                                 PRESS RELEASE

GREENVILLE, S.C., July 17, 2003 - GrandSouth Bancorporation today announced earnings for the second quarter ended June 30, 2003. Net income totaled $246,753 or $.10 per diluted share compared to $199,405 or $.08 per diluted share for the second quarter of 2002. For the six months ending June 30, 2003, the company reported net income of $461,414, or $.25 per diluted share, an increase of 84% over the same period of 2002. Total assets equaled $155.2 million at quarter end versus $141 million at year end 2002. Deposits totaled $132.4 million compared to $118 million at December 31, 2002. Loans, net of reserves, grew by $17.9 million to $127.5 million at June 30, 2003 representing a 16% increase over year ending 2002 levels.

The company also announced that its Board of Directors declared a quarterly cash dividend of 2 cents per share. The dividend is payable October 1, 2003, to stockholders of record as of September 12, 2003.

"We are pleased with the growth our company has achieved during the first half of 2003 given the less than ideal state of our economy" stated Mason Y. Garrett, Chairman. "The growth in the Golden Strip area of Greenville County and the penetration of the commercial market is gratifying and is an indicator that our company is being well received in the market".

GrandSouth Bancorporation is a bank holding company and parent to GrandSouth Bank with two branch offices located at 325 South Main Street, Fountain Inn, S.C. and 381 Halton Road, Greenville, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.


Contact: Ronald K. Earnest, President (864) 770 - 1000